Exhibit 10.1

GENCO SHIPPING & TRADING LIMITED

299 PARK AVENUE
12TH FLOOR
NEW YORK, NEW YORK 10171

646-443-8550

April 30, 2015

Mr. John Wobensmith

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

Dear John:

The purpose of this letter is to confirm our understanding regarding that agreement between you and Genco Shipping & Trading Limited (the “Company”) dated September 21, 2007, as amended prior to the date hereof (the “Agreement”).  It is hereby agreed as follows:

1.  Reference is made to that certain Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated April 16, 2014 (as such plan may be modified, amended or supplemented from time to time, the “Prepack Plan”).  You hereby agree and acknowledge that none of the transactions conducted as part of the Prepack Plan, either alone or together, constituted a Change of Control (as such term is defined in the Agreement).  You further agree not to make any claim or assertion contrary to your agreement and acknowledgment contained in the prior sentence.  Notwithstanding the foregoing, nothing in this paragraph is intended to affect whether a Change of Control (as such term is defined in the Agreement) occurs with respect to any transaction or event that occurs after the date of this letter set forth above, and nothing in this paragraph limits your right to claim or assert that a Change of Control (as such term is defined in the Agreement) occurs with respect to any transaction or event that occurs after the date of this letter set forth above.

2.  For purposes of Sections 6(c) and 7(a) of the Agreement only, relating to the calculation of the Annual Incentive Award in connection with a Change of Control termination, it is agreed that, the value on the date of grant of your equity awards for 2014, 2015, and 2016 will be deemed to be $1.5 million for 2014, $1.5 million for 2015, and $1.5 million for 2016.  Nothing in this paragraph is to be interpreted to guaranty you any equity award grants for 2015 or 2016.

3.  Upon recommendation of the Compensation Committee of the Company, the Board of Directors of the Company has approved for you a bonus of $807,500 for the 2014 calendar year and has decided to increase your base salary for the 2015 calendar year to $600,000, such increase to be effective immediately upon your signing this letter and retroactive to December 15, 2014.

4.  Except as explicitly set forth herein, all terms and conditions contained in the Agreement shall remain in full force and effect.

5.  This letter and the Agreement contain the entire understanding between the parties on the subjects covered here and supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here.  The Agreement and this letter may not be changed, nor may any of their provisions be waived, orally, but may only be changed in writing signed by both parties.

6.  You agree and acknowledge that the parties hereto have been provided with the opportunity to consult with counsel regarding the provisions of this letter.

[Signature page follows.]

Very truly yours,

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name: Apostolos Zafolias
Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ John Wobensmith
John Wobensmith
Date: 4/30/15